Exhibit 10

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this post-effective amendment to the Registration Statement on Form N-4 filed on April 29, 2008 (the “Registration Statement”) of our report dated April 25, 2008, relating to the financial statements of Prudential Retirement Insurance and Annuity Company Variable Contract Account A, which appears in such Registration Statement. We also consent to the use in this post-effective amendment to the Registration Statement of our report dated April 14, 2008, relating to the financial statements of Prudential Retirement Insurance and Annuity Company, which appears in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
June 30, 2008